CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion of Form 10KSB dated March 28, 2008, of Pipeline Data Inc., of our report dated March 28, 2007 with respect to the financial statements of Pipeline Data, Inc. for the year ended December 31, 2007.

/s/ Drakeford & Drakeford, LLC
Certified Public Accountants

March 28, 2008